Exhibit 21 —  Subsidiaries of the Company, Jurisdiction of Incorporation, and Percentage of Ownership

1.	U.S. Global Investors (Bermuda) Ltd. - incorporated in Bermuda and wholly owned by the Company

2.	U.S. Global Brokerage, Inc. – incorporated in Texas and wholly owned by the Company (on July 27, 2018, U.S. Global Brokerage, Inc. was dissolved)

3.	U.S. Global Investors (Canada) Ltd. – incorporated in Canada and wholly owned by the Company

4.	U.S. Global Indices, LLC – incorporated in Texas and wholly owned by the Company

5.	Galileo Global Equity Advisors Inc. – incorporated in Canada and 65 percent owned by U.S. Global Investors (Canada) Ltd.